Exhibit 10.2

(Split Dollar Option)

DEFERRED COMPENSATION AGREEMENT

      AGREEMENT made as of this 12th day of August, 1993, between Union Trust Company of Ellsworth, a banking corporation duly created by law and having its principal place of business at Ellsworth, County of Hancock, State of Maine (the "Bank"), and [Name of Executive Officer] of [City, County, State of Residence of Executive Officer] (Employee").

RECITALS

WHEREAS, Employee has many years of banking experience, and it is anticipated that his efforts on behalf of the Bank will result in substantial growth and profits for the Bank; and

WHEREAS, Employee has evidenced a high level of ability and is widely known and highly regarded in the banking industry; and

      WHEREAS, the Bank desires to retain the services of Employee and realizes that if he were to enter into employment with a competitor of the Bank, it would be detrimental to the financial interests of the Bank; and

      WHEREAS, Employee is willing to continue in the employ of the Bank if the Bank agrees to pay to Employee or to his designated beneficiary, or both, certain annual amounts, all in accordance with the provisions of this Agreement;

NOW THEREFORE, it is hereby agreed as follows:

      1. Continuation of Employment. Employee and the Bank agree that Employee shall continue to be employed by the Bank on terms and conditions which are mutually acceptable to each. On satisfaction of the specific requirements of this Agreement by Employee, the Bank shall become obligated to pay the amounts hiseinafter set forth.

      2. Normal Retirement. Upon retirement by Employee from his employment with the Bank at any time after reaching the age of sixty-five (65) years, the Bank shall pay to Employee the amount indicated on Schedule A attached hereto commencing as of the later of (i) the first Bank payroll date in the month following the effective date of Employee's retirement, or (ii) the date to which Employee elects to defer payment pursuant to paragraph 9 hereof, and continuing on the first Bank payroll date of each month thereafter for a period of ten (10) years.

3. Early Retirement. Upon retirement by Employee after reaching the age of sixty (60) years but prior to reaching the age of sixty-five (65) years, the Bank shall pay to Employee the amount indicated on Schedule A attached hereto commencing as of the later of (i) the first Bank payroll date in the month following the effective date of Employee's retirement, or (ii) the date to which Employee elects to defer payment pursuant to paragraph 9 hereof, and continuing on the first Bank payroll date of each month thereafter for a period of ten (10) years.

      4. Death. In the event of Employee's death by suicide within two (2) years from the date of this Agreement, this Agreement shall be null and void, and the Bank shall have no further liability hereunder.

5. Disability.

      (a)    If Employee is unable on account of permanent disability (as defined in the long term disability polity then in effect with respect to Employee or, if no such policy is in effect, as determined by a doctor mutually acceptable to Employee and the Bank) to continue in the employ of the Bank, the Bank shall make payments to him commencing on the first Bank payroll date in the month following the expiration of 120 days from the date of his disability and continuing on the first Bank payroll date of each month thereafter until Employee attains the age of sixty-five (65) or dies, whichever occurs first, in an amount not less than the amount set forth on Schedule B attached hereto. In its discretion, the Bank may make greater payments, but shall be under no obligation to do so.

      (b)    This disability benefit is in addition to, and not in lieu of, the other benefits provided under this Agreement and, further, is in addition to any and all other forms of disability income to which Employee may be entitled as an employee of the Bank or otherwise. For purposes of determining entitlement to the benefits provided by paragraph 2, if Employee becomes permanently disabled as defined in this paragraph 5, he shall be deemed to remain as an employee of the Bank until he has attained the age of 65 years.

6. Other Termination.

      (a)    If prior to his attaining the age of sixty (60) years, (i) Employee voluntarily terminates his employment with the Bank for any reason other than disability as defined in paragraph 5 above, or (ii) the Bank terminates Employee for cause, then the Bank shall not be required to make any payments under this Agreement.

      (b)    If the Bank terminates Employee without cause prior to his attaining the age of' sixty-five (65), then the Bank shall make payments to Employee as provided in paragraph 2 or 3, as Employee may elect, commencing as of the first Bank payroll date following the date on which Employee attains the age of 60 or 65, whichever is applicable.

      (c)    For purposes of subparagraphs (a) and (b) above, termination for cause shall be limited to termination resulting from a good faith determination by the affirmative vote of not less than two-thirds of the full Board of Directors that Employee (i) has failed to adequately perform his duties as an employee of the Bank, or (ii) has engaged in conduct which is injurious to the reputation of the Bank. Any other termination shall be deemed to be without cause.

      7. Restrictive Covenant. During the period of receipt of monthly payments from the Bank, Employee shall not, without the prior written approval of the Board of Directors of the Bank, directly or indirectly, engage in any business that competes with the Bank, or any affiliate of the Bank, whether as a proprietor, partner, director, officer, employee, consultant, independent contractor, co-venturer, financier, employer, agent, representative, or otherwise in any county in which the Bank then maintains an office.

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      8. Forfeiture of Payments. If Employee fails to observe any of the terms of this Agreement and continues such breach for a period of' ninety (90) days after the Bank shall have provided notice thereof, then no further payments shall be due or payable by the Bank hereunder either to Employee or to his beneficiary, and the Bank shall have no further liability hereunder.

      9. Deferral. Employee may, with the approval of the Bank, defer the commencement of any benefit under this Agreement for a period of up to five (5) years. During such deferral period, Employee shall not engage in any conduct which would otherwise be a breach of the restrictive covenant set forth in paragraph 7. In the event of Employee's death during the deferral period, the Bank shall commence the payment of benefits to Employee's beneficiary of the amount due under this Agreement commencing as of the first Bank payroll date in the month following Employee's death. In no event shall the exercise of the election provided in this paragraph 9 be deemed to entitle Employee to any benefit greater than that which he otherwise would have received hereunder.

      10. Assignment. Neither Employee nor his designated beneficiary shall have any right to commute, encumber, or dispose of the tight to receive payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable; provided, however, that notwithstanding the foregoing, Employee and his designated beneficiary shall have the right to assign the right to receive payments hereunder to (i) any charitable, religious, educational, literary or scientific organization qualified under [SECTION]501(c)(3) of the Internal Revenue Code of 1986, as amended, or any successor provision, (ii) his spouse, children or grandchildren, or (iii) a trust for the benefit of any of the foregoing.

      11. Benefit. This Agreement shall be binding upon the parties hereto, their heirs, personal representatives, and successors. The Bank agrees that it will not merge or consolidate with any other corporation until such corporation expressly assumes in writing the obligations of the Bank hereunder. In the event of such merger or consolidation, the Bank or its successor shall provide Employee with such documentation (including, but not limited to, an opinion of counsel reasonably acceptable to Employee) as Employee may reasonably require to assure himself as to the continued enforceability of this Agreement.

      12. Construction. Any payments under this Agreement shall be independent of, and in addition to, any benefits payable under any other plan or agreement in effect between the parties. This Agreement shall not be construed as a contract of employment between the Bank and Employee nor does it restrict the right of the Bank to discharge Employee for cause or the right of Employee to terminate his employment.

      13. Funding. The Bank shall be under no obligation to fund this Agreement in any manner prior to the dates specified for payments. If it chooses to do so, it may purchase an annuity, life insurance policy or similar contract to provide such funding. Employee shall have no interest whatever in the policy, contract or other asset which the Bank may utilize for such funding. The rights of employee, his designated beneficiary and/or his estate hereunder are solely those of an unsecured creditor of the Bank. Notwithstanding the foregoing, in the event of a "Business Combination" as defined in Article IV of the Bylaws of Union Bankshares Company (a copy of which is attached hereto as Exhibit C), and in the event that at the time of such Business Combination the Bank is the beneficiary of an annuity contract, life insurance policy or

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similar contract purchased for the purpose of funding its obligations under this Agreement, upon the written request of Employee, the Bank or its successor entity shall deliver a conditional assignment of such policy or policies, together with such other documentation as Employee may reasonably require, for the purpose of granting to Employee or his beneficiary a security interest in the proceeds of such policy for the purpose of securing the obligations of the Bank or its successor entity hereunder.

14. Governing Law. The laws of the State of Maine shall govern this Agreement.

15. Prior Agreements. This Agreement is intended to supersede all prior agreements between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first set forth.

Corporate Seal	UNION TRUST COMPANY

By

Robert S. Boit, President

EMPLOYEE

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Beneficiary Designation:

I hereby designate [Beneficiary] to receive any payments which may be due under the above Agreement after my death.

In the event of the death of such beneficiary prior to receipt of all payments due under this Agreement, I designate [2nd Beneficiary] to receive any remaining payments.

Employee

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SCHEDULE A

(Employee)

Eligibility

      Employee shall not be entitled to any benefits hereunder unless he has been employed by the Bank for seven (7) consecutive years at the time he becomes eligible for the benefit. Thereafter, Employee shall be eligible to receive a percentage of the benefit amount, such percentage to be determined as follows:

Not less than 7 years of consecutive service	50%
Not less than 8 years of consecutive service	60%
Not less than 9 years of consecutive service	70%
Not less than 10 years of consecutive service	80%
Not less than 11 years of consecutive service	90%
12 years or more of consecutive service	100%

      The "benefit amount" shall mean an amount determined by multiplying the retirement benefit to which Employee otherwise would be entitled by a fraction the numerator of which is the number of consecutive years of service which the Employee has attained with the Bank at the time his employment ceases and the denominator of which is the difference between 65 and the age of the Employee when he became an employee of the Bank.

Benefits

1) Benefit payable pursuant to paragraph 2 at normal retirement:

$[Amount] per month

2) Benefit payment pursuant to paragraph 3 upon early retirement:
An amount which is the actuarial equivalent (as determined by the Bank) of the amount which Employee would have been entitled to receive had he remained employed until age 65.

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SCHEDULE B

Benefit payable pursuant to paragraph 5 on disability:

$[Amount] per month

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SCHEDULE C

ARTICLE VI

Business Combinations

Sec. 6.1 Definitions. For purposes of this Article VI, the terms set forth below shall be defined as follows:

(a) "Business Combination" shall mean

(i) any purchase, sale, exchange, lease, or other transfer, except in the ordinary course of business, of more than 5% of the consolidated assets of the Company and its subsidiaries; or

(ii) any merger or consolidation of the Company or any of its subsidiaries with another party; or

(iii) any issuance or reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate interest of a Related Party in the Company's outstanding stock.

(b) "Related Party" shall mean any person or entity which is the beneficial owner of 10% or more of the outstanding common stock of the Company.

      (c) "Beneficial Owner" means a person or entity who directly or indirectly has or shares voting power with respect to any shares of stock or who has the present or future right to acquire such voting power through agreement, arrangement, understanding, conversion, exchange, warrant, option or otherwise.

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